Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Willis Group Holdings Limited on Form S-3: No. 333-135176 and in the Registration Statements No. 333-62780, No. 333-63186 and No. 333-130605 on Form S-8 of our reports dated February 28, 2007 (which reports express an unqualified opinion and include explanatory paragraphs regarding the retrospective adjustment for the adoption of Statement of Financial Accounting Standards No. 123R, Share Based Payment, the retrospective adjustment for the change in method for determining the market related value of plan assets of the Company’s UK defined benefit pension plan from a calculated value method to the fair value method, and for the adoption of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans- an amendment of FASB Statements No. 87, 88, 106, and 132R) relating to the consolidated financial statements and financial statement schedule of Willis Group Holdings Limited and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Willis Group Holdings Limited for the year ended December 31, 2006.

DELOITTE & TOUCHE LLP

London, England
February 28, 2007